Exhibit 5.1

                                               Thompson Coburn LLP
                                               Attorneys at Law

                                               One Firstar Plaza
                                               St. Louis, Missouri 63101-1693
                                               314-522-6000
                                               FAX 314-552-7000
                                               www.thompsoncoburn.com


October 11, 2001



President Casinos, Inc.
802 North First Street
St. Louis, Missouri  63102-2529

Re: Registration Statement on Form S-8 - 300,000 shares of President Casinos, Inc. common stock, $0.06 par value per share, and associated Preferred Share Purchase Rights

Ladies and Gentlemen:

  With reference to the Registration Statement on Form S-8 (the "Registration Statement") to be filed by President Casinos, Inc., a Delaware corporation (the "Company"), on October 11, 2001, with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the proposed issuance by the Company of up to 300,000 shares of the Company's common stock, $0.06 par value per share, and associated Preferred Share Purchase Rights (collectively, the "Shares"), pursuant to the President Casinos, Inc. 1999 Incentive Stock Plan (the "Plan"), we have examined such corporate records of the Company, such laws and such other information as we have deemed relevant, including the Company's Restated Certificate of Incorporation, By-Laws, as amended, resolutions adopted by the Board of Directors relating to such issuance, certificates received from state officials and statements we have received from officers and representatives of the Company. In delivering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies, the authenticity of originals of all such latter document the correctness of statements submitted to us by officers and representatives of the Company.

  Based solely on the foregoing, we are of the opinion that:

     1. The Company is duly incorporated and is validly existing under the laws of the State of Delaware; and

     2. The Shares to be issued by the Company pursuant to the Plan have been duly authorized and, when issued by the Company in accordance with the Plan, will be validly issued, fully paid and nonassessable.

  We consent to the filing of this opinion as an exhibit to the Registration Statement. We further consent to the filing of copies of this opinion with agencies of such states and other jurisdictions as you deem necessary in the course of complying with the laws of the states and jurisdictions regarding the sale and issuance of the Shares in accordance with the Registration Statement. We expressly disavow the obligation to update this opinion in the future.


                                                 Very truly yours,
                                                 /s/Thompson Coburn LLP